Exhibit 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Record Quarterly Net Income,

Up 45% from the Prior Year

Assets Reach $12.2 Billion

Second-Quarter 2006 Highlights:

•	Record net income of $19.7 million, an increase of 45% over the same quarter last year
•	Net-interest margin of 2.08%, up 33 basis points from the same quarter last year
•	Total deposits of $5.5 billion, up 35% from March 31st last year
•	Core deposits of $4.0 billion, up 32% from March 31st last year
•	Total assets of $12.2 billion, up 32% from March 31st last year
•	Total loan production of $1.8 billion, up 61% over same quarter last year
•	Six new branch locations and two new markets
•	Successful common stock offering of 5.75 million shares for $150.9 million

CORAL GABLES, Fla., April 18, 2006—BankUnited Financial Corporation (NASDAQ: BKUNA), parent company of BankUnited FSB, today reported record net income of $19.7 million for the quarter ended March 31, 2006, up 45% from $13.6 million for the same quarter last year. Basic and diluted earnings were $0.57 and $0.54 per share, respectively, for the quarter, up from $0.45 and $0.42 per share, respectively, for the same quarter last year. Earnings per share for this quarter 2006 include the dilutive effect of 5.75 million shares of Class A common stock issued in the January 2006 public offering.

Net income for the six months ended March 31, 2006, was $35.9 million, up 28% from $28.1 million for the same period in the prior year. Basic and diluted earnings per share for the six month period were $1.10 and $1.04, respectively, as compared to $0.93 and $0.87 for the same period in the prior year.

“We are extremely pleased with this quarter’s results,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “The strong economy has presented us with opportunities, and our team has worked hard to make the most of them.

“Several highlights stand out. First, our outstanding deposit and loan growth show that customers appreciate our brand of banking and that our retail network can grow deposits significantly. Second, our continued margin improvement reflects our growth in non-interest bearing and core deposits, development of new residential mortgage products, expansion of our commercial business and the ongoing execution of our long-term plans. Third, our completion of another successful loan sale shows the acceptance of our products by secondary markets. Finally, our offering of 5.75 million shares of Class A common stock validates our business strategy where it counts – with shareholders.”

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “A lot of hard work went into this quarter’s results. We’ve opened six new branches and are now operating 71 locations in 10 counties on Florida’s East and West coasts. The micro-market strategy is a defining feature of our company, and its success is evidenced by our continued growth in total deposits and consumer loans.

“One area of growth that should be noted this quarter is commercial and business banking. We continue to deepen relationships with customers and attract new ones with our local decision making and understanding of the markets we serve. This area has also contributed to our growth in deposits. Checking savings and money market account grew to $2.1 billion, up 30% from March 31, 2005. Core deposits, which we are now defining as checking, savings, money market and certificates of deposit of less than $100,000 reached $4 billion this quarter, and non-interest bearing deposits increased by 28% to reach $395 million.”

Net-Interest Margin

The net-interest margin improved to 2.08% this quarter from 1.97% for the preceding quarter, and was up from 1.75% for the same quarter last year.

The improvement in margin has continued even as the Federal Reserve has increased rates. Should the Fed slow down or pause in its increases, BankUnited’s net-interest margin could significantly benefit from further upward re-pricing of adjustable rate mortgages without commensurate increased pricing of the bank’s liabilities.

Deposit Growth

Total deposits increased 35% to $5.5 billion at March 31, 2006, up from $4.0 billion at March 31, 2005. Core deposits, which, consistent with banking industry standards, have been redefined to include certificates of deposit of less than $100,000, increased to $4.0 billion at March 31, 2006, up 32% from March 31, 2005. Non-interest bearing deposits rose to $395 million at March 31, 2006, up 28% from March 31, 2005.

Loan Production and Balances

Total loan originations were $1.8 billion for the quarter, up 61% over the second quarter of last year. Total loans grew by $1.0 billion, or 11%, during the quarter to $9.8 billion as of March 31, 2006.

Residential mortgage loan originations, which include specialty consumer mortgage loans originated through branch offices, were $1.5 billion for the quarter, up 72% over the second quarter of last year. Residential mortgage loan balances increased $831 million during the quarter. This increase reflects strong demand for BankUnited’s residential loan products.

During the quarter, BankUnited originated $1.4 billion of MTA option ARM residential loans, an increase of 96% over the second quarter of last year. For the quarter ended March 31, 2006, option ARM loans comprised 90% of BankUnited’s residential loan production compared to 80% during the second quarter last year.

The majority of MTA option ARM residential loans in BankUnited’s portfolio contain payment options that enable borrowers to select from different types of mortgage payments each month. If the borrower selects a minimum payment option, interest may be added to the original loan balance resulting in negative amortization. The average Loan-to-Value (LTV) of BankUnited’s loans as of March 31, 2006, at inception is 76%. The average LTV of this portfolio after the inclusion of the purchase mortgage insurance is 73%. Generally, loans produced with LTV’s greater than 80% require purchase mortgage insurance. Current LTVs may actually be lower than stated due to appreciation of housing markets as well as reduction of principal. The average balance of an MTA option ARM residential loan in the portfolio as of March 31, 2006, is $295,000. As of March 31, 2006, the portfolio of option ARM loans of $5.3 billion had negative amortization of $37.3 million, or 0.7%. As of March 31, 2006, less than 3% of the MTA option ARM residential loans in the portfolio had negative amortization greater than 3% of the original principal amount.

Consumer loan production, which excludes specialty consumer mortgage loans originated through branch offices, was $84 million this quarter, up 32% from the same quarter last year. Consumer loan balances grew by $23 million, or 8%, to $328 million during the quarter.

Commercial loan balances grew by $19 million to $203 million at March 31, 2006, up 10% from March 31st last year.

Commercial real estate loan balances grew by $341 million to $985 million at March 31, 2006, up 53% from March 31st last year.

Non-Interest Income

Total non-interest income was $7.2 million for the quarter, up 1% from the same quarter last year.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $3.0 million for the second quarter of fiscal 2006, up 42% from the same quarter last year.

BankUnited sold residential loans during the quarter, which resulted in a gain of $1.9 million, compared to the same gain reported for the quarter ended December 31, 2005. BankUnited intends to capitalize on the demand for assets in the marketplace by selling and/or securitizing loans as part of its ongoing strategic balance sheet management process.

BankUnited’s portfolio of residential loans serviced for others was $1.7 billion at March 31, 2006. Servicing and ancillary fees, net of amortization, resulted in fee income of $864,000 for the quarter, compared to $26,000 for the same quarter in the prior year. This portfolio had an impairment adjustment of $330,000 during the current quarter compared to none the same quarter last year.

BankUnited has applied hedge accounting to its interest-rate swaps using the short-cut method provided for in the Statement of Financial Accounting Standards No. 133. Recently, the Securities and Exchange Commission issued guidance on proper application of the short-cut method. Based on this guidance, BankUnited has reviewed its application of the short-cut method in accounting for interest-rate swaps and concluded that three current hedges do not meet the requirements set forth in the guidance. However, BankUnited has determined that the effect of the reclassification would not be material to financial results for any affected periods and has taken a $242,000 expense adjustment in the current quarter. The effect of the swaps not being offset on the balance sheet as a hedged transaction this quarter is a decrease in income of an additional $672,000, bringing the total adverse effect this quarter to $914,000. This loss includes a $1.6 million charge for a reclassified swap.

Expenses and Efficiency Ratio

Non-interest expense increased to $35.4 million for the quarter, up 38% from $25.6 million for the same quarter in fiscal 2005. The increase in non-interest expense primarily reflects the company’s aggressive expansion in its branch network, operations and support areas.

The efficiency ratio for the quarter was 52.66%, a decrease from 54.96% for the same quarter last year.

Asset Quality

Non-performing assets as a percentage of total assets remained the same at 0.09% from the previous quarter, and decreased from 0.21 % at March 31, 2005. There is no guarantee that BankUnited’s low levels of non-performing assets will be sustainable in the future. The allowance for loan losses as a percentage of total loans was 0.31% as of March 31, 2006, compared to 0.36% as of March 31, 2005, and 0.32% as of Dec. 31, 2005.

Capital

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.31% and 14.3%, respectively, at March 31, 2006.

During the quarter, BankUnited successfully completed an offering of 5.75 million shares of its Class A common stock at a price of $26.25. The offering raised approximately $150.9 million. BankUnited intends to use the proceeds from the offering for general corporate purposes. These purposes may include expanding the company’s operations through new branch offices and operations centers, possible acquisitions, acquiring debt and equity securities if available on favorable terms, redeeming outstanding debt, investing in loans and mortgage-backed or other securities and funding working capital needs.

Book value per common share was $18.85 as of March 31, 2006, up from $16.45 at March 31, 2005.

BankUnited’s board of directors declared its fifth consecutive cash dividend of one-half cent ($0.005) per share of its Class A Common Stock payable on March 31, 2006, to stockholders of record as of March 15, 2006.

About BankUnited

BankUnited Financial Corp. (NASDAQ: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. BankUnited had assets of $12.2 billion at March 31, 2006. Serving customers in ten coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough and Lee, through 71 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter will be held at 2 p.m. EDT on Tuesday, April 18, 2006, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Executive Vice President of Corporate Finance James Foster.

The toll-free dial-in number for the conference call is (800) 720-5032 (domestic) or (706) 643-9526 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 7769041. A replay of the call will be available from 4 p.m. EDT on April 18 through 11:59 p.m. EDT on April 25, by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 7769041.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; events beyond our control including natural disasters and significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

# # #

BankUnited Financial Corporation

Quarter Ended March 31, 2006 Earnings Release

	For the Three Months Ended
	March 31,	December 31,	March 31,	For the Six Months Ended March 31,
Operations Data:	2006	2005	2005	2006	2005
	(dollars and shares in thousands, except per share amounts)
Interest income:
Interest and fees on loans	$141,479	$121,009	$79,154	$262,488	$149,854
Interest on mortgage-backed securities	16,293	16,630	16,884	32,923	35,120
Interest and dividends on investments and other interest-earning assets	6,874	6,054	5,657	12,928	11,000

Total interest income	164,646	143,693	101,695	308,339	195,974
Interest expense:
Interest on deposits	44,732	39,172	21,901	83,904	40,997
Interest on borrowings	56,094	49,280	37,099	105,374	70,615
Interest on trust preferred securities and subordinated debentures	3,812	3,763	3,141	7,575	5,930

Total interest expense	104,638	92,215	62,141	196,853	117,542

Net interest income	60,008	51,478	39,554	111,486	78,432

Provision for loan losses	2,300	2,300	1,050	4,600	2,200

Net interest income after provision for loan losses	57,708	49,178	38,504	106,886	76,232

Other income:
Loan servicing fees, net of amortization	864	567	38	1,431	126
Impairment of mortgage servicing rights	(330)	—	—	(330)	—
Loan fees	954	709	586	1,663	1,143
Deposit fees	1,338	1,317	1,010	2,655	2,116
Other fees	707	640	517	1,347	1,035
Gain on sales of loans, securities, and other assets (1)	1,872	1,890	2,565	3,762	4,568
Insurance and investment income	1,312	895	1,252	2,207	2,215
Other income	441	1,489	1,118	1,930	2,233

Total other income	7,158	7,507	7,086	14,665	13,436

Other expense:
Employee compensation	17,811	16,761	12,843	34,572	24,039
Occupancy and equipment	7,355	6,943	5,391	14,298	10,392
Professional fees	1,417	1,496	1,307	2,913	2,155
Telecommunications and data processing	2,336	2,125	1,527	4,461	3,146
Advertising and promotion expense	1,664	1,398	1,375	3,062	2,819
Other operating expenses	4,789	3,709	3,192	8,498	5,806

Total other expense	35,372	32,432	25,635	67,804	48,357

Income before income taxes	29,494	24,253	19,955	53,747	41,311

Provision for income taxes	9,806	8,078	6,399	17,884	13,230

Net income	$19,688	$16,175	$13,556	$35,863	$28,081

Earning Per Share Data:
Net income	$19,688	$16,175	$13,556	$35,863	$28,081
Preferred stock dividends	118	118	103	237	207

Net income available to common stockholders	$19,570	$16,057	$13,453	$35,626	$27,874

Basic earnings per common share:	$0.57	$0.53	$0.45	$1.10	$0.93

Weighted average common shares outstanding	34,453	30,169	30,116	32,288	30,053

Diluted earnings per common share:	$0.54	$0.50	$0.42	$1.04	$0.87

Weighted average diluted common shares outstanding	36,663	32,231	32,432	34,412	32,415

(1)	Consists of the following:

	For the Three Months Ended
	March 31,	December 31,	March 31,	For the Six Months Ended March 31,
	2006	2005	2005	2006	2005
Gain on sales of investments and mortgage-backed securities	$—	$—	$878	$—	$2,488
Gain on sales of loans and other assets	$1,872	$1,890	$1,687	$3,762	$2,080

(continued on next page)

BankUnited Financial Corporation

Quarter Ended March 31, 2006 Earnings Release (continued)

	As of
	March 31,	December 31,	March 31,
Selected Balance Sheet Data:	2006	2005	2005
	(In thousands)
Asset Data:
Total assets	$12,208,421	$11,259,300	$9,260,660
Cash and cash equivalents	$90,673	$91,597	$64,178
Investment securities	$291,909	$289,818	$304,840
Mortgage-backed securities	$1,393,735	$1,495,576	$1,670,556
Loans:
Residential loans	$8,247,610	$7,416,459	$5,706,332
Commercial and commercial real estate loans	1,187,113	1,045,546	826,779
Consumer loans (1)	327,989	304,934	213,529
Unearned discounts, premiums and loan fees	159,914	138,102	91,145
Allowance for loan losses	(30,575)	(28,646)	(24,777)

Loans receivable, net (excluding loans held for sale)	$9,892,051	$8,876,395	$6,813,008

Loans held for sale	$14,650	$13,136	$16,945
FHLB Stock	$222,132	$200,842	$158,539

Liability Data:
Total liabilities	$11,517,890	$10,736,939	$8,756,878
Deposits:
Non-interest bearing deposits	$395,264	$359,040	$309,923
Interest bearing checking and money market deposits	397,359	379,616	388,322
Savings	1,349,238	1,228,121	947,531
Certificates of deposit under $100,000	1,857,796	1,696,416	1,387,074

Total core deposits (2)	3,999,657	3,663,193	3,032,850
Certificates of deposit of $100,000 and over	1,453,466	1,344,164	1,011,052

Total deposits	$5,453,123	$5,007,357	$4,043,902

Borrowings (3)	$5,634,562	$5,325,911	$4,311,839
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,957	$195,108	$195,482

Equity Data:
Total stockholders’ equity	$690,531	$522,361	$503,782
Preferred equity	$7,268	$7,268	$6,299

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (4)	$9,373,969	$8,462,466	$6,638,455
Investment securities	$292,373	$288,109	$338,531
Mortgage-backed securities	$1,459,649	$1,573,344	$1,763,429
Interest-earning assets (5)	$11,355,274	$10,538,500	$8,898,079
Assets	$11,697,353	$10,868,823	$9,170,970
Interest bearing deposits	$4,834,625	$4,518,093	$3,566,115
Non-interest-bearing deposits	$366,455	$342,756	$272,770
Other borrowings (3)	$5,421,407	$5,057,572	$4,435,180
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,095	$195,459	$195,805
Interest-bearing liabilities	$10,571,126	$9,891,123	$8,317,100
Liabilities	$11,050,624	$10,354,038	$8,667,929
Stockholders’ equity	$646,729	$514,785	$503,041

(1)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are included in Residential Loans.
(2)	Core deposits have been redefined to include certificates of deposits less than $100,000 in addition to checking, savings and money market accounts.
(3)	Includes FHLB advances, repurchase agreements, and federal funds purchased.
(4)	Includes loans held for sale.
(5)	Excludes non-accruing loans.

(continued on next page)

BankUnited Financial Corporation

Quarter Ended March 31, 2006 Earnings Release (continued)

	For the Three Months Ended
Selected Data:	March 31, 2006	December 31, 2005	March 31, 2005
Quarterly Performance Data:
Return on average tangible common equity	12.81%	13.40%	11.49%
Return on average assets	0.67%	0.60%	0.59%
Yield on interest-earning assets	5.81%	5.44%	4.58%
Cost of interest-bearing liabilities	4.01%	3.70%	3.03%
Net interest yield on earning assets (margin)	2.08%	1.97%	1.75%
Net interest spread	1.80%	1.74%	1.55%
Efficiency Ratio	52.66%	54.98%	54.96%

		For the Six Months Ended
		March 31, 2006	March 31, 2005
Year to Date Performance Data:
Return on average tangible common equity		13.09%	12.00%
Return on average assets		0.64%	0.63%
Yield on interest-earning assets		5.63%	4.51%
Cost of interest-bearing liabilities		3.86%	2.91%
Net interest yield on earning assets (margin)		2.03%	1.80%
Net interest spread		1.77%	1.60%
Efficiency Ratio		53.75%	52.64%

	As of
	March 31, 2006	December 31, 2005	March 31, 2005
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$18.85	$16.92	$16.45
Tangible book value per common share	$18.07	$15.99	$15.51
Closing price of Class A Common Stock	$27.04	$26.57	$26.86
Common shares outstanding	36,247	30,447	30,249
Average equity to average assets (3 mos.)	5.53%	4.74%	5.49%

Capital Ratios:
Tangible capital ratio (1)	7.3%	7.0%	7.6%
Tier 1 core capital ratio (1)	7.3%	7.0%	7.6%
Total risk-based capital ratio (1)	14.3%	14.0%	15.6%

Non-Performing Assets:
Non-accrual loans	$10,794	$9,268	$18,132
Restructured loans	—	—	362
Loans 90 day past due and still accruing	366	308	41

Total non-performing loans	11,160	9,576	18,535
Real estate owned	224	224	1,355

Total non-performing assets	$11,384	$9,800	$19,890

Allowance for loan losses	$30,575	$28,646	$24,777

Non-performing assets to total assets	0.09%	0.09%	0.21%
Non-performing loans to total loans	0.11%	0.11%	0.27%
Allowance for loan losses as a percentage of total loans	0.31%	0.32%	0.36%
Allowance for loan losses as a percentage of non-performing loans	273.97%	299.14%	133.68%
Net charge-offs (recoveries) for the three months ended	$371	$(591)	$720
Net annualized year-to-date (recoveries) charge-offs as a percentage of average total loans	(0.005)%	(0.03)%	0.05%

(1)	Capital ratios are for BankUnited FSB only.